UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2009

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in its charter)

OREGON	000-51072	93-0856709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 21, 2009, the Board of Directors of Cascade Microtech, Inc. (the “Company”) approved compensation arrangements for Dr. F. Paul Carlson, the Company’s recently appointed interim Chief Executive Officer and President. Dr. Carlson will be paid a base salary at the annual rate of $385,000 per year. Dr. Carlson will also be eligible to receive a performance bonus. The target bonus will be at least 70 percent of base salary with a cap of 100% of base salary. The amount of the bonus will be based on metrics established by the Board of Directors. Dr. Carlson will also receive 30,000 restricted stock units that will vest upon the commencement of employment of a new permanent President and Chief Executive Officer.

Also on December 21, 2009, the Company’s Board of Directors appointed Steve Harris, the Company’s Vice President, Engineering, to the additional position of Interim Executive Vice President. The Board of Directors also approved an increase in Mr. Harris’ annual salary from $240,000 per year to $264,000 per year. Mr. Harris joined the Company in January 2009. Prior to that, Mr. Harris served as Vice President, Research, Development and Engineering of Electro Scientific Industries, Inc. (“ESI”) for approximately five years and in other positions with ESI beginning in 1997. The Company issued a press release relating to this matter on December 28, 2009. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	Press Release issued by Cascade Microtech, Inc. on December 28, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on December 28, 2009.

CASCADE MICROTECH, INC.
(Registrant)

By	/s/ STEVEN SIPOWICZ
Steven Sipowicz
Vice President and Chief Financial Officer